Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Orchid BioSciences

(609) 750-2221

Tracy J. Henrikson

Executive Director, Corporate Communications

ORCHID BIOSCIENCES IMPLEMENTS REVERSE STOCK SPLIT

PRINCETON, N.J., March 31, 2004 – Orchid BioSciences, Inc. (Nasdaq: ORCH) today announced that it has implemented a reverse split of the Company’s common stock at a ratio of 1-for-5. The reverse stock split was authorized by Orchid’s Board of Directors earlier this month and was approved by the Company’s stockholders in February, 2004.

Orchid’s common stock will begin trading on a split-adjusted basis when trading opens today, with the interim ticker symbol “ORCHD.” The “D” designation will be removed, and Orchid’s ticker symbol will revert back to “ORCH” at the start of trading on April 29, 2004. Orchid’s transfer agent, American Stock Transfer and Trust Company, is mailing instructions to stockholders of record as of March 30, 2004 regarding the exchange of certificates for common stock.

About Orchid BioSciences

Orchid BioSciences is the leading provider of identity genomics services for the forensic and paternity DNA testing markets and for public health DNA testing for food safety. Orchid’s market leading positions in these segments leverage the Company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the world-renowned Cellmark and GeneScreen brands that have been associated with exceptional quality, reliability, innovation and customer service for nearly two decades. More information on Orchid can be found at www.orchid.com.